EXHIBIT 10.3

2006 Performance Measures under Annual Incentive Plan

For 2006, the Compensation Committee established the following performance measures under the Annual Incentive Plan:

Adjusted OROOA (operating profit divided by operating assets) for all business units except CST

For CST, adjusted OROOA plus CST Profitability and Revenue Growth